For investor information contact:
Leigh Salvo, Investor Relations
(650) 314-1000
ir@catapult.com

For company information contact:
Robin Rickert, Marketing Communications
(650) 960-1025
robin@catapult.com

CATAPULT COMMUNICATIONS REPORTS
RECORD REVENUES AND NET INCOME FOR FISCAL YEAR 2005

Mountain View, CA—November 3, 2005—Catapult Communications Corporation (Nasdaq: CATT) today reported record revenues of $64.9 million for the fiscal year ended September 30, 2005, an increase of 12% over fiscal year 2004. Net income for fiscal year 2005 was also a record at $14.1 million compared to $13.9 million for fiscal year 2004.

For the fourth quarter ended September 30, 2005, revenues were $15.8 million compared to $15.4 million in the same quarter a year ago. Net income in the fourth quarter of fiscal year 2005 was $2.5 million or $0.17 per diluted share compared to $5.5 million or $0.38 per diluted share in the prior period. The reduction in fourth quarter net income and earnings per share in fiscal year 2005 resulted primarily from the absence in that year of a one-time tax benefit recorded in the fourth quarter of fiscal year 2004 and from an increase in expenses due to Sarbanes-Oxley compliance costs.

Catapult Communications will be discussing its fourth quarter results on a conference call today, beginning at 5:15 p.m. Eastern/2:15 p.m. Pacific. Please dial (800) 295-3991 to access the conference call. International and local participants can dial (617) 614-3924. Please reference Catapult Communications or reservation number 88687865. The conference call will also be available on the Internet from the Investor section of the Company’s website.

A replay of this teleconference will be available on the Company’s website for one year following the conference call. A digital recording will also be available by telephone one hour after the completion of the conference call through midnight on November 10, 2005. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter reservation number 64628876.

About Catapult Communications
Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers, including Ericsson, Lucent, Motorola, NEC, NTT DoCoMo, Nortel and Siemens. The Catapult DCT2000® and MGTS® systems deliver superior high-end test solutions for hundreds of protocols and variants — spanning 3G, VoIP, GPRS, SS7, Intelligent Network, ATM, ISDN and other network environments. The Company is committed to providing testing tools that are at the forefront of the telecom technology curve.

Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041. Tel: 650-960-1025. International offices are located in the U.K., Germany, France, Finland, Sweden, Canada, Japan, China and Australia. Information about Catapult Communications can be found on the Web at www.catapult.com.

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Catapult Communications Corporation
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended		For the twelve months ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Products	$12,100	$12,084	$50,441	$45,703
Services	3,651	3,323	14,507	12,315

Total revenues	15,751	15,407	64,948	58,018

Cost of revenues:
Products	1,859	1,430	5,766	5,192
Services	838	1,152	3,434	3,570
Amortization of purchased technology	171	172	686	686

Total cost of revenues	2,868	2,754	9,886	9,448

Gross profit	12,883	12,653	55,062	48,570

Operating expenses:
Research and development	3,039	3,047	12,445	11,740
Sales and marketing	4,465	4,230	18,401	17,075
General and administrative	3,130	1,754	9,008	6,885

Total operating expenses	10,634	9,031	39,854	35,700

Operating income	2,249	3,622	15,208	12,870
Interest income	442	159	1,364	480
Other income (expense), net	(28)	(13)	(148)	148

Income before income taxes	2,663	3,768	16,424	13,498
Provision (benefit) for income taxes	141	(1,775)	2,276	(413)

Net income	$2,522	$5,543	$14,148	$13,911

Net income per share:
Basic	$0.17	$0.42	$0.96	$1.06

Diluted	$0.17	$0.38	$0.94	$0.95

Shares used in per share calculation:
Basic	14,772	13,357	14,677	13,100

Diluted	14,977	14,744	15,019	14,556

Catapult Communications Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	September 30,
	2005	2004
ASSETS
Current Assets:
Cash, cash equivalents and short-term investments	$68,807	$52,670
Accounts receivable, net	14,724	10,110
Inventories	3,104	2,380
Other current assets	2,004	2,623

Total current assets	88,639	67,783
Property and equipment, net	1,693	2,640
Goodwill and other intangibles	53,445	54,466
Other assets	3,983	3,382

Total assets	$147,760	$128,271

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$7,055	$7,048
Deferred revenue	7,697	5,388

Total current liabilities	14,752	12,436
Deferred revenue long-term portion	485	70

Total liabilities	15,237	12,506

Total stockholders’ equity	132,523	115,765
Total liabilities and
stockholders’ equity	$147,760	$128,271